EXHIBIT 11.  EARNINGS PER SHARE

The following table presents information necessary for the computation of earnings per share, on both primary and fully diluted bases, for the three and nine months ended September 30, 1996 and 1995.


                                        Three Months Ended          Nine Months Ended
                                           September 30,              September 30,
                                      ----------------------     ----------------------
                                         1996        1995           1996        1995
                                      ----------  ----------     ----------  ----------
                                               (In thousands, except per share data)
Primary and fully diluted
 earnings per share:
  Net income (loss) applicable
   to common stock and common
   stock equivalents                     ($8,336)    $30,612        $16,827     $88,306
                                      ==========  ==========     ==========  ==========
Average number of common
 shares outstanding                       31,265      31,519         31,262      31,533
Common stock equivalents on
 stock options                               748         885            838         802
                                      ----------  ----------     ----------  ----------
Total                                     32,013      32,404         32,100      32,335
                                      ==========  ==========     ==========  ==========
Primary earnings (loss) per share         ($0.26)      $0.94          $0.52       $2.73
                                      ==========  ==========     ==========  ==========
Fully diluted earnings (loss) per
 share                                    ($0.26)      $0.94          $0.52       $2.73
                                      ==========  ==========     ==========  ==========